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                          September 12, 2023

       Christopher Schaber
       Chief Executive Officer
       SOLIGENIX, INC.
       29 Emmons Drive, Suite B-10
       Princeton, NJ 08540

                                                        Re: SOLIGENIX, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed August 30,
2023
                                                            File No. 333-274265

       Dear Christopher Schaber:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Lauren
Hamill at 303-844-1008 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Driscoll Ugarte